                     SUPPLEMENT No. 1 dated October 5, 2001
                                       to
                       OFFER TO EXCHANGE OPTIONS UNDER THE
           MODEM MEDIA.POPPE TYSON, INC. 1999 STOCK INCENTIVE PLAN AND
    MODEM MEDIA.POPPE TYSON, INC. AMENDED AND RESTATED 1997 STOCK OPTION PLAN


     This Supplement No. 1 provides summary consolidated financial data for Modem Media, Inc. ("the Company"). This Supplement No.1 should be read in conjunction with the Offer to Exchange dated September 17, 2001 (the "Offer to Exchange") previously distributed to eligible option holders.

     Summary Historical Consolidated Financial Information. The following summary historical consolidated financial data should be read in conjunction with the Company's audited consolidated financial statements as of and for the years ended December 31, 1999 and 2000 and the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2000 and 2001. The consolidated statement of operations data for the years ended December 31, 1999 and 2000, and the consolidated balance sheet data as of December 31, 1999 and 2000, have been derived from the Company's audited consolidated financial statements. The consolidated statement of operations data for the six months ended June 30, 2000 and 2001, and the consolidated balance sheet data as of June 30, 2000 and 2001, are derived from unaudited condensed consolidated financial statements.

                                                   Year Ended             Six Months Ended
                                                   December 31,               June 30,
                                             ---------------------    ----------------------
                                                1999       2000(1)      2000(1)       2001
                                             ---------------------    ----------------------
                                                   (in thousands except per-share data)
                                                                             Unaudited
Statement of Operations Data:
Revenues ..................................  $  74,036   $ 134,344    $  61,362    $  59,501
Cost of revenues ..........................     32,991      69,088       32,151       33,195
                                             ---------   ---------    ---------    ---------
Gross profit ..............................     41,045      65,256       29,211       26,306
Sales and marketing .......................      1,658       5,240        3,182        2,171
General and administrative ................     26,220      51,027       24,175       18,925
Restructuring and other charges ...........         --       7,008          722       10,609
Depreciation and amortization .............      3,463       6,127        2,626        3,414
Impairment of goodwill ....................         --      54,287           --           --
Amortization of goodwill ..................      2,959      15,400        7,138        1,707
                                             ---------   ---------    ---------    ---------
Operating income (loss) ...................      6,745     (73,833)      (8,632)     (10,520)
Interest income, net ......................      1,975       1,866          981          745
                                             ---------   ---------    ---------    ---------
Income (loss) before income taxes .........      8,720     (71,967)      (7,651)      (9,775)
Provision (benefit) for income taxes ......      5,703       2,282        1,071       (4,373)
                                             ---------   ---------    ---------    ---------
Net income (loss) .........................  $   3,017   $ (74,249)   $  (8,722)   $  (5,402)
                                             =========   =========    =========    =========
Basic net income (loss) per share .........  $    0.14   $   (3.04)   $   (0.36)   $   (0.21)
                                             =========   =========    =========    =========
Diluted net income (loss) per share .......  $    0.13   $   (3.04)   $   (0.36)   $   (0.21)
                                             =========   =========    =========    =========

                                                           December 31,             June 30,
                                                      -------------------   -------------------
                                                        1999      2000(1)      2000(1)   2001
                                                      -------------------   -------------------
                                                                     (in thousands)
                                                                                  Unaudited
Balance Sheet Data:
Cash and cash equivalents .........................   $ 30,265   $ 35,564   $ 30,565   $ 36,350
Short-term investments ............................     16,859        201        226        100
Total current assets ..............................     71,251     81,737     64,866     65,402
Total assets ......................................    145,732    161,505    207,608    148,150
Total current liabilities .........................     33,564     50,292     41,207     39,420
Long-term obligations, less current portion........        692      6,942      2,422      8,956
Total stockholders' equity ........................    111,476    104,271    163,979     99,774

_______________
(1) In February 2000, the Company acquired Vivid Holdings, Inc. and its majority-owned subsidiary, Vivid Publishing, Inc., (collectively, "Vivid") in a business combination accounted for under the purchase method of accounting. Accordingly, the statements of operations data presented above include the operating results of Vivid from the date of its acquisition.

     The book value per share of Common Stock as of June 30, 2001 was $3.25.

     The Company's audited consolidated financial statements as of and for the years ended December 31, 1999 and 2000 and the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2000 and 2001 have been filed with the Securities and Exchange Commission on the Company's Form 10-K for the year ended December 31, 2000 and Form 10-Q for the quarter ended June 30, 2001. The Form 10-K and Form 10-Q can be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. Information about the operation of the public reference room can be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains the Form 10-K and Form 10-Q which the Company has electronically filed with the Commission.

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